Exhibit 99.01

NEWS

OPSWARE INC. Q3 NON-EDS REVENUE GROWS 97%
Non-EDS derived bookings totals $22.4 million; up 32% sequentially

•                  Non-GAAP EPS $0.01 vs. guidance of breakeven

•                  Q3 revenue grows to $25 million, up 59% year-over-year

•                  Signs 5 new deals over $1 million

•                  Reaffirms full year revenue guidance of $102 million and non-GAAP EPS of $0.03

Sunnyvale, CA — November 29, 2006 — Opsware Inc. (NASDAQ: OPSW), the leading provider of Data Center Automation software, today reported results for its third quarter ended October 31, 2006, highlighted by 97% year-over-year growth in non-EDS revenue and the largest bookings quarter in company history.

Net revenue for the third quarter ended October 31, 2006 totaled $25.0 million, up 59% from the same quarter last year.  Net revenue was at the low end of the company’s previously guided range and, during this record bookings period, corresponded with deferred revenue growth that exceeded the company’s expectation.  Deferred revenue grew by $2.1 million sequentially to $28.4 million, exceeding the company’s expectation of $26 million.

Non-EDS revenue totaled $19.7 million in the third quarter, a 97% increase over the same quarter last year.  A chart depicting Opsware’s historical non-EDS revenue is included in this release.

Non-EDS derived bookings (which equals net revenue, plus the sequential changes in deferred revenue and advances from customers, all excluding the impact of the EDS contract) totaled $22.4 million in the third quarter, up $5.4 million or 32% sequentially, and exceeded the company’s expectation.  Non-EDS derived bookings increased 58% from the same quarter last year.  A chart depicting Opsware’s historical non-EDS derived bookings is included in this release.

Non-GAAP net income in the third quarter was $0.5 million or $0.01 per share, above the company’s guidance of $0.00 per share.

GAAP net loss in the third quarter was $(4.8) million or $(0.05) per share.  Non-GAAP net income in the third quarter excludes non-cash charges of approximately $1.1 million relating to previous acquisitions and $4.2 million of non-cash stock-based compensation.  A reconciliation between net income (loss) on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statements of Operations attached to this release.

The company reaffirmed its full year revenue expectation of approximately $102 million and non-GAAP profitability of $0.03 per share.

“With record bookings and 97% year-over-year non-EDS revenue growth, I am pleased with our continuing momentum and strong performance in Q3,” said Ben Horowitz, president and CEO of Opsware Inc.  “Our market opportunity continues to grow and with the addition of our just announced Virtualization Director, we’re in a great position to benefit from one of the fastest-growing trends in enterprise IT.”

Financial Outlook

Management provides the following guidance for its fourth quarter ending January 31, 2007:

•                  Net revenue is expected to total approximately $30 million.

•                  Non-GAAP EPS is expected to be $0.03.

Management reaffirms the following guidance for its fiscal year ending January 31, 2007:

•                  Net revenue is expected to total approximately $102 million.

•                  Non-GAAP EPS is expected to be $0.03.

The company will provide additional detail on its financial results and outlook on the conference call referenced below.

About the Conference Call and Webcast

Opsware management will host a conference call today, November 29, 2006, beginning at 5:30 a.m. PT (8:30 a.m. ET) to discuss today’s announcement.  Interested parties may access the conference call by dialing (800) 289-0528.  A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Non-GAAP Financial Information

When used in connection with historical results or forward-looking guidance, non-GAAP net income, non-GAAP profitability and non-GAAP EPS each exclude non-cash stock-based compensation expense and non-cash charges relating to past acquisitions.  With respect to historical results, a reconciliation between both net income (loss) and net income (loss) per share on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statement of Operations attached to this release.  With respect to forward-looking guidance, a reconciliation between EPS on GAAP and non-GAAP bases has not been provided because EPS on a GAAP basis depends in part upon the amount of stock based compensation expense, which expense is dependent upon our future stock price and other factors that cannot be determined at this time.

To supplement our consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures better reflect our core operating results and thus are appropriate to enhance the overall understanding of our past financial performance and our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends and our performance.  Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures.  The presentation of additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading Data Center Automation software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, network devices and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Over 350 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including forecasts of our expected revenue and earnings per share, in the headlines of this press release, the statement by our president and chief executive officer and the “Financial Outlook” section.  These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements, including without limitation: that the IT automation software market may not develop as we expect, that our market is highly competitive and subject to rapid and significant change, that enterprise software spending and budgets may fluctuate depending on economic conditions and that our revenue and operating results may vary significantly from period to period, including due to the timing of signing contracts with customers, the timing of our satisfaction of revenue recognition criteria, delays in product releases, and our dependence on closing a small number of relatively large transactions each quarter.  In addition, please see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended July 31, 2006 that we filed with the Securities and Exchange Commission, and subsequent filings with the SEC.  We assume no obligation to update the information in this press release or to revise any forward-looking statements.

The graphics displaying non-EDS revenue and non-EDS derived bookings in this press release solely present historical data, and are not necessarily indicative of results in future periods.  The term “non-EDS” excludes the impact of the license and maintenance agreement that we signed with EDS in August 2002 and extended in August 2004.  Continued growth is subject to several risks and uncertainties, including those described in our SEC filings as referenced in the preceding paragraph.

Opsware is a service mark and trademark of Opsware Inc.

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OPSWARE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	October 31, 2006	January 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$91,206	$101,898
Accounts receivable, net	20,237	17,867
Prepaid expenses and other current assets	6,813	6,546

Total current assets	118,256	126,311
Property and equipment, net	5,678	3,944
Restricted cash	2,279	2,296
Prepaid rent	1,038	1,540
Other assets	499	380
Intangibles, net	10,805	7,613
Goodwill	33,145	27,668

Total assets	$171,700	$169,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,254	$1,217
Other accrued liabilities	14,260	11,389
Advances from customers	—	721
Deferred revenue, current portion	27,047	29,473
Accrued restructuring costs, current portion	366	298
Capital lease obligations, current portion	17	14

Total current liabilities	42,944	43,112
Capital lease obligations, net of current portion	60	74
Deferred revenue, net of current portion	1,311	1,838
Accrued restructuring costs, net of current portion	906	1,190

Total liabilities	45,221	46,214

Stockholders’ equity:
Common stock	101	100
Additional paid-in capital	624,245	609,455
Deferred stock compensation	—	(2,606)
Accumulated deficit	(497,629)	(483,270)
Accumulated other comprehensive loss	(238)	(141)

Total stockholders’ equity	126,479	123,538

Total liabilities and stockholders’ equity	$171,700	$169,752

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005

Revenue:
License revenue	$17,302	$11,463	$50,570	$29,500
Services revenue	7,739	4,284	21,601	12,985
Net revenue	25,041	15,747	72,171	42,485

Cost and expenses:
Cost of license revenue	358	329	1,224	669
Cost of services revenue(a)	5,545	3,207	15,624	9,371
Cost of developed technology	761	412	1,585	1,228
Research and development(a)	8,183	5,404	23,139	16,311
Sales and marketing(a)	11,509	6,448	34,361	17,275
General and administrative(a)	4,220	2,580	12,923	9,038
Restructuring recoveries, net	—	—	—	(18)
Amortization of other acquisition-related intangibles	338	327	992	975
In-process research and development charges	—	—	—	1,190
Total cost and expenses	30,914	18,972	89,848	56,039
Loss from operations	(5,873)	(3,225)	(17,677)	(13,554)

Loss on sale of assets and liabilities from the Managed Services Business	—	(12)	—	(56)
Interest and other income, net	1,148	865	3,441	2,197
Loss before income taxes	(4,725)	(2,372)	(14,236)	(11,413)

Provision for income taxes	69	8	123	20
Net loss	$(4,794)	$(2,380)	$(14,359)	$(11,433)

Basic and diluted net loss per share	$(0.05)	$(0.02)	$(0.14)	$(0.12)

Shares used in computing basic and diluted net loss per share	103,326	98,292	99,793	97,919

(a)             Includes stock-based compensation expense of the following:

Cost of services revenue	$397	$2	$1,099	$7
Research and development	1,364	29	3,857	163
Sales and marketing	1,326	4	3,819	95
General and administrative	1,152	232	3,153	741
Total stock-based compensation expense	$4,239	$267	$11,928	$1,006

A reconciliation between GAAP and non-GAAP net income (loss) is as follows: (in thousands, except per share amounts, unaudited)

	Three Months Ended October 31, 2006	Nine Months Ended October 31, 2006

GAAP net loss	$(4,794)	$(14,359)
Non-cash charge related to equity transactions	4,239	11,928
Cost of developed technology	761	1,585
Amortization of other acquisition-related intangibles	338	992
Non-GAAP net income	$544	$146

GAAP diluted net loss per share	$(0.05)	$(0.14)
Non-GAAP diluted net income per share	$0.01	$0.00

Shares used in computing non-GAAP diluted net income per share	106,642	103,981

Contacts:
Ken Tinsley Investor Relations Opsware Inc. 408-212-5241 ktinsley@opsware.com	Nina Oestlien Public Relations Fleishman-Hillard for Opsware Inc. 415-318-4225 nina.oestlien@fleishman.com